UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2012

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2012, Casella Waste Systems, Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”), pursuant to which it acquired all of the outstanding capital stock of Blow Bros. (d/b/a Bestway Disposal Services and BBI Waste Industries) (“BBI”) for a total consideration of up to $20.0 million in cash plus 625,000 shares of the Company’s Class A common stock. Pursuant to the terms of the Purchase Agreement, $18.0 million of the cash proceeds, adjusted for indebtedness of BBI, was paid to the sellers at the closing and $2.0 million was held in escrow. Half of the escrow amount will be released to the sellers contingent upon the business achieving a specified minimum revenue level for the 90-day period following the closing and for net working capital adjustments during that period. The remainder of the escrow amount will be held for 12 months following the closing to secure the sellers’ indemnification obligations and certain expense adjustments to the purchase price. The shares of Class A common stock issued to the sellers are restricted and may not be sold or transferred for a period of six months following the closing.

The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. A copy of the Company’s December 6, 2012 press release announcing the acquisition of BBI is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced appointment of Edwin D. Johnson as President and Chief Operating Officer of the Company, on December 5, 2012, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved an increase in Mr. Johnson’s annual base salary from $300,000 to $350,000 and granted Mr. Johnson a stock option award to purchase 175,000 shares of the Company’s Class A common stock, at an exercise price of $4.00 per share, which was the last reported sale price of the Company’s Class A common stock on the Nasdaq Global Select Market on the date of grant. Mr. Johnson’s stock option award will vest in full on the third anniversary of the date of grant.

Also on December 5, 2012, in connection with Ned Coletta’s previously announced appointment as Senior Vice President, Chief Financial Officer and Treasurer of the Company, the Compensation Committee approved an increase in Mr. Coletta’s annual base salary from $180,000 to $240,000, set Mr. Coletta’s specified annual cash incentive bonus percentage at 75% of Mr. Coletta’s annual base salary, and granted Mr. Coletta a stock option award to purchase 90,000 shares of the Company’s Class A common stock, at an exercise price of $4.00 per share, which was the last reported sale price of the Company’s Class A common stock on the Global Select Market on the date of grant. Mr. Coletta’s stock option award will vest in full on the third anniversary of the date of grant.

In connection with the previously announced separation from the Company of Paul A. Larkin on November 30, 2012 (the “Separation Date”), the Company and Mr. Larkin have entered into a Separation Agreement (the “Separation Agreement”). Under the Separation Agreement and consistent with the terms of Mr. Larkin’s employment agreement with the Company, which is described in the Company’s

Definitive Proxy Statement, filed with the Securities and Exchange Commission on August 27, 2012, in consideration for Mr. Larkin’s agreement to a general release and certain other standard terms and conditions, the Company will provide Mr. Larkin with the following separation pay and benefits: (i) 12 months of Mr. Larkin’s annual base salary, to be paid over a period of 12 months following the Separation Date in accordance with the Company’s standard payroll practices, (ii) a lump sum cash bonus payment equal to 85% of Mr. Larkin’s annual base salary, to be paid within 60 days of the Separation Date; (iii) full and immediate vesting of all unvested restricted stock units with time based vesting held by Mr. Larkin; (iv) title to Mr. Larkin’s company car, and (v) certain other benefits relating to continued health insurance benefits for a period of up to one year. Further, under the Separation Agreement, Mr. Larkin agreed to certain restrictive covenants regarding non-competition and non-solicitation for the period of one year beginning on the Separation Date.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Stock Purchase Agreement, dated December 6, 2012, by and among Casella Waste Systems, Inc. and the parties identified on the signature pages thereto.

99.1	Press Release dated December 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: December 10, 2012	By:	/s/ Ned Coletta
Ned Coletta
Senior Vice President and Chief Financial Officer

Exhibit Index

10.1 —	Stock Purchase Agreement, dated December 6, 2012, by and among Casella Waste Systems, Inc. and the parties identified on the signature pages thereto.

99.1 —	Press Release of Casella Waste Systems, Inc. dated December 6, 2012